Exhibit 10.4

CORN MARKETING AGREEMENT

Between

Liberty Renewable Fuels, LLC

and

Cooperative Elevator Co.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
ARTICLE II TERM		4
2.1	Term	4
2.2	Extension of the Scheduled Expiration Date	5
ARTICLE III DUTIES OF LIBERTY AND CO-OP		5
3.1	Duties of Liberty	5
3.2	Duties of Co-op	5
3.3	Matters Pertaining to Forward Transactions	6
3.4	Contract Price	7
3.5	Market Price	7
3.6	Source	7
3.7	Volume Guarantee	7
3.8	Separate Agreements	8
3.9	Price Later Agreement Settlement	8
ARTICLE IV CORN QUANTITIES AND DELIVERIES		8
4.1	Minimum Storage Available	8
4.2	Delivery Schedules	8
4.3	Title, Transportation and Risk of Loss	9
4.4	Maintain Corn Delivery	9
ARTICLE V QUALITY		9
5.1	General Requirements	9
5.2	Remedy for Off-Specification Corn	10
ARTICLE VI FEES		10
6.1	Storage Fee	10
6.2	Handling Fee	10
6.3	Fee Adjustment	10
6.4	Government Regulation	10
ARTICLE VII BILLING AND PAYMENT		11
7.1	Co-op Invoices	11
7.2	Liberty Invoices	11
7.3	Payments	11
7.4	Disputes	11
ARTICLE VIII SAMPLING AND ANALYSIS		11
ARTICLE IX FORCE MAJEURE		12
9.1	Performance Excused by Force Majeure	12
9.2	Other Party’s Performance Excused	12
9.3	Long Term Force Majeure	12
ARTICLE X RECORDS, AUDITS AND EXAMINATIONS		13
10.1	Records, Audits and Examinations	13
10.2	Legal and Financial Status of Parties	13
ARTICLE XI TERMINATION		13
11.1	Termination	13
11.2	Events of Default	14
11.3	Effect of Termination	14

ARTICLE XII REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS		15
12.1	Representations and Warranties	15
12.2	Permits and Laws	15
12.3	Insurance	15
12.4	Adequate Assurance	17
12.5	Co-op Right of Suspension	17
12.6	Agricultural Cooperative	17
12.7	Disclosure of Material Agreements	17
ARTICLE XIII TAXES AND ASSESSMENTS		17
ARTICLE XIV RESTRICTIONS ON TRANSFER		18
14.1	No Assignment Without Consent	18
14.2	Permitted Transfer	18
ARTICLE XV MISCELLANEOUS		18
15.1	Notices	18
15.2	Confidentiality	19
15.3	Entirety	19
15.4	Governing Law	19
15.5	Waiver	19
15.6	Savings and Severability	20
15.7	No Third Party Beneficiary	20
15.8	Setoff Rights	20
15.9	Remedies Not Exclusive	20
15.10	Financing Parties	20
15.11	Dispute Resolution	20
15.12	Seller Relationships	21
15.13	Interpretation	21
15.14	Counterparts	22

ii

TABLE OF CONTENTS

CORN MARKETING AGREEMENT

THIS CORN MARKETING AGREEMENT (“Agreement”) is made and entered into as of the 27 day of October, 2006, (the “Effective Date”) by and between Liberty Renewable Fuels, LLC, a Delaware limited liability company, (“Liberty”), and Cooperative Elevator Co., a Michigan Corporation (“Co-op”). Liberty and Co-op may each be referred to as a “Party”, or, collectively as the “Parties”.

RECITALS

A.	Liberty is constructing an ethanol plant located in Gratiot County, Michigan for which it requires a supply of corn (the “Plant”).

B.	The Plant requires a reliable supply of corn of the quantity and of the quality characteristics specified in this Agreement.

C.	Co-op is a grain marketing cooperative and originates corn as a Michigan–licensed grain dealer under applicable Michigan law. Co-op operates and originates corn at licensed and permitted grain elevators in Pigeon, Elkton, Ruth, and Akron, Michigan (collectively the “Elevators”).

D.	Co-op is willing to: (i) sell corn to Liberty as an end-user for the primary purpose of ethanol production at the Plant, (ii) store corn for Liberty in the Elevators, and (iii) deliver the stored corn to Liberty.

E.	Liberty desires to purchase corn from Co-op pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Liberty and Co-op agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless the context requires otherwise, each term contained herein with its initial letter capitalized and not otherwise defined in this Agreement shall have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person (i) that directly or indirectly controls, or is controlled by, or is under common control with, such other Person, (ii) that directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such other Person, (iii) that has fifty percent (50%) or more of any class of voting stock that is directly or indirectly beneficially owned or held by such other Person, or (iv) who either holds a general partnership interest in such other Person or such other Person holds a general partnership interest in the Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Laws” means, with respect to a Party, any act, statute, law, regulation, permit, constitution, license, ordinance, rule, judgment, order, decree, directive, guideline or policy (to the extent mandatory) or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Authority with jurisdiction over the Party, or its property or operations. Without limiting the generality of the foregoing, Applicable Laws also means any rule or regulation or practice promulgated by the Securities and Exchange Commission.

“Applicable Permits” means, with respect to a Party, any and all permits, clearances, licenses, authorizations, consents, filings, exemptions or approvals from or required by any Government Authority that are necessary for performance of such Party’s obligations hereunder or other matter as specified herein.

“Business Day” means any day except a Saturday, Sunday or a Federal Reserve Bank holiday.

“Calculation Period” means a twelve-month period for which the Volume Guarantee Payment is calculated. A Calculation Period shall begin on the Commencement Date and on each anniversary of the Commencement Date during the Term of this Agreement.

“Claiming Party” has the meaning set forth in Section 9.1.

“Claims” has the meaning set forth in Section 4.2.

“Commencement Date” means October 1, 2008.

“Confidential Information” has the meaning set forth in Section 15.2.

“Contract Price” shall mean the Market Price Liberty will pay Co-op for corn under this Agreement, as determined and as further defined in Sections 3.4 and 3.5.

“Co-op” has the meaning set forth in the preamble to this Agreement.

“Default Interest Rate” means five percent (5%) per annum plus the per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under “Money Rates.”

“Defaulting Party” has the meaning set forth in Section 11.2.

“Demanding Party” has the meaning set forth in Section 12.4.

“Due Date” means the date amounts payable by a Party are due as set forth in Section 7.3.

“Elevators” and “Elevator” has the meaning set forth in the Recitals.

“End-Use Retail Customer” means a direct, farm user of feed. Without limiting the specificity of the foregoing, an End-Use Retail Customer cannot be a wholesale corn reseller or other feed mill operation or another ethanol plant.

“Event of Default” has the meaning set forth in Section 11.2.

“Financing Parties” has the meaning set forth in Section 15.10.

“Force Majeure” means an event or effect that cannot be reasonably anticipated or controlled by a Party, such as, but not limited to, labor dispute, plant breakdown, weather, or transportation shortage or delay, provided such events could not have been prevented or overcome by the due diligence of the Claiming Party.

“Government Authority” means any and all federal, state, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities of the United States of America or any department, municipality or other political subdivision thereof.

“Government Regulation” has the meaning set forth in Section 6.4.

“Guaranteed Volume” means 4,000,000 bushels of corn sold to Liberty under this Agreement in a Calculation Period.

“Handling Fee” has the meaning set forth in Section 6.2.

“Inbound Fee” has the meaning set forth in Section 6.2.

“Insolvency Proceeding” means, as to a Person, (i) any case, action or proceeding relating to bankruptcy, reorganization, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of such Person’s creditors, or any substantial portion of such Person’s creditors, undertaken under any law applicable to such Person, including, without limitation, Title 11 of the United States Code.

“Liberty” has the meaning set forth in the preamble to this Agreement.

“Long Term Force Majeure” has the meaning set forth in Section 9.3.

“Market Price” means the Market Price for corn Originated under this Agreement, determined as provided in Section 3.5.

“Non-Defaulting Party” has the meaning set forth in Section 11.1.

“Originate” or “Origination” means Co-op’s purchase or other acquisition of title to corn from producers during the Term of this Agreement.

“Outbound Fee” has the meaning set forth in Section 6.2.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means any natural person, corporation, company, partnership, limited liability company, joint venture, trust, organization, association, sole proprietorship, government (or any agency, instrumentality or political subdivision thereof) or other entity.

“Plant” has the meaning set forth in the recitals to this Agreement.

“Quality Specification” means the corn grade of #2 Yellow Corn as established pursuant to the U.S. Grain Standards Act.

“Scheduled Expiration Date” means September 30, 2012 or such other later date for expiration of the term of this Agreement as determined pursuant to Section 2.2.

“Storage Fees” has the meaning set forth in Section 6.1.

“Suspension Volumes” means the number of bushels of corn equal to one-half (1/2) the number of dollars owed by Liberty that are past due.

“Term” has the meaning set forth in Section 2.1.

“Termination Notice” has the meaning set forth in Section 2.2.

“Third-Party Seller” means a corn grower or any other Person, except Co-op, selling corn to Liberty.

“Total Liberty Throughput” means the amount of corn sold to Liberty under this Agreement in a Calculation Period.

“Trade Territory” means the historical trade territory area of Co-op, specifically that area bounded by (i) the Lake Huron shoreline, (ii) the Saginaw River as it flows between Interstate 75 and Bay City, Michigan, (iii) Interstate 75 from Flint, Michigan, north to the point where Interstate 75 crosses the Saginaw River near Saginaw, Michigan, and (iv) Interstate 69 from I-75 in Flint east to Port Huron, Michigan.

“Volume Guarantee Payment” means a payment to be made by Liberty to Co-op for each bushel that the Total Liberty Throughput is less than the Guaranteed Volume. The Volume Guarantee Payment shall be calculated as provided in Section 3.7.

ARTICLE II

TERM

2.1 Term. This Agreement is effective as of the date first written above. This Agreement will continue in effect until the Scheduled Expiration Date, or if applicable, the earlier termination of this Agreement in accordance with the terms hereof (the “Term”). The Parties may terminate this Agreement by mutual written consent at any time. The termination of this Agreement shall not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives any such termination. With respect to any sale, storage and/or delivery of corn agreed to by the Parties during the Term but scheduled to occur after the Scheduled Expiration Date, this Agreement shall remain in effect with respect to such sale, storage and/or delivery until the Parties have fulfilled all of their obligations with respect to such transactions.

2.2 Extension of the Scheduled Expiration Date. Commencing on October 1, 2011, and on every October 1 thereafter, the Scheduled Expiration Date shall be automatically extended for one year, unless on or before that respective October 1 date, either Party shall have notified the other Party that the then-Scheduled Expiration Date shall not be so extended (such notice a “Termination Notice”). Co-op will continue to Originate corn, for sale, storage and/or delivery to Liberty, during the period after the date on which the Termination Notice is delivered and before the Scheduled Expiration Date. This Origination will include the forward contracting of corn for sale to Liberty to be delivered to Co-op by Third-Party Sellers up to twelve (12) months after the Scheduled Expiration Date. Following the delivery of a Termination Notice by either Party, Liberty may Originate corn within the Trade Territory from any source for delivery to Liberty, provided that delivery of such corn occurs twelve (12) months or more after the Scheduled Expiration Date.

ARTICLE III

DUTIES OF LIBERTY AND CO-OP

3.1 Duties of Liberty. From and after the Commencement Date and during the Term, Liberty will (i) purchase all corn that Co-op Originates (except Feed Corn, as defined below) , at the Contract Price, (ii) store the purchased corn in the Elevators, and (iii) take delivery of the corn for shipment from the Elevators, all on the terms and conditions herein set forth. During the Term of this Agreement, and so long as Co-op has not breached any of its obligations under this Agreement, Liberty agrees it will not enter into any agreement for corn Origination and/or storage, during the Term with any Third-Party Seller located in the Trade Territory or store corn in the Trade Territory other than through Co-op under this Agreement, provided, however that: (i) Liberty may purchase corn from any licensed grain dealer on a spot basis for immediate delivery to Liberty from the facility of the licensed grain dealer within the Trade Territory at any time during the Term and Liberty will consult with and notify Co-op prior to such purchase, provided further, however, that from September 15 - December 15 of each year, Liberty will not make any such spot purchase without Co-op’s consent; and (ii) Liberty may purchase or Originate corn and store it at or through the Millington Elevator & Supply facility at Millington, Michigan. Liberty is free to purchase and procure corn that is grown outside the Trade Territory in its unfettered, sole discretion, and this Agreement does not affect or relate to such purchases. Upon taking delivery of corn to Liberty for shipment from an Elevator, Liberty may ship the corn to any destination it elects in its sole discretion.

3.2 Duties of Co-op. From and after the Commencement Date and during the Term, Co-op will (i) use its best good faith efforts to Originate all corn available to it within the Trade Territory for resale to Liberty (it being understood this does not require Co-op to acquire corn at prices in excess of Market Price), (ii) sell to Liberty all of the corn that Co-op Originates (except Feed Corn, as defined below) at the Contract Price, (iii) store corn in the Elevators for Liberty, and (iv) deliver the corn to Liberty for shipment from the Elevators on the terms and conditions herein set forth. After the Commencement Date and during the Term, Co-op will not (w) sell corn to any Person other than Liberty, (x) broker or arbitrage any corn purchase or sale arrangements unless such arrangements are for Liberty or Co-op Quality Feeds, Inc., (y) receive delivery of corn to the Elevators for any Person other than Liberty, or (z) store corn on behalf of any Person other than Liberty. The foregoing not withstanding, Co-op may (a) Originate or store corn for Co-op Quality Feeds, Inc. or Co-op’s own feed production or other on farm end use; and (b) store corn that remains under producer ownership as part of a livestock feed bank storage program under customary feed bank plans, both (a) and (b) being called “Feed Corn.” Co-Op warrants, represents and covenants that (i) all Feed Corn will be sold and/or delivered only to End-Use Retail Customers or to Co-Op Quality Feeds, Inc. for sale only to End-Use Retail Customers, and (ii) that Co-Op Quality Feeds, Inc. will only sell and/or deliver Feed Corn to End-Use Retail Customers.

3.3 Matters Pertaining to Forward Transactions.

(a) Following the Effective Date, Co-op and Liberty will commence entering into contracts for the Origination of corn to be delivered to an Elevator on or after the Commencement Date (a “Forward Transaction”) for sale to Liberty. When Co-op enters into a contract with a Third-Party Seller for such a Forward Transaction, Co-op will immediately notify Liberty of such Forward Transaction.

(b) Liberty will not be obligated to take or pay for such corn or any related Handling Fee until the later of actual receipt of the corn at an Elevator or the Commencement Date, nor for storing corn on behalf of Liberty until the later of actual receipt of the corn at an Elevator or the Commencement Date.

(c) Prior to the Commencement Date, Co-op will be responsible for hedging all Forward Transactions described in (a) above in accord with Co-op’s past practices and in amounts and on terms reasonably acceptable to Liberty. Co-op shall bear any expenses incurred in connection with acquiring and maintaining such hedges including paying all margin calls, carrying charges or related interest and commissions until the Commencement Date.

(d) On the Commencement Date: (i) Co-op shall exchange with Liberty its hedge positions on all Forward Transactions entered into prior to the Commencement Date in a manner to allow Co-op to exit such hedge positions and Liberty to assume them; (ii) Liberty will issue Co-op a corresponding purchase contract for each Forward Transaction Co-op entered into prior to the Commencement Date and (iii) Liberty will reimburse Co-op for all commission costs and actual interest or carrying charges related to margin calls paid by Co-op and incurred by Co-op as a result of hedge positions acquired and maintined pursuant to Section 3.3(c) without any markup by Co-op. Co-op shall obtain competitive financing rates for margin calls and other transaction costs and charges consistent with Co-op’s practices and rates obtained to hedge other Co-op transactions. Commencing the month following the Effective Date and continuing until the Commencement Date, Co-op shall deliver to Liberty a detailed summary of the daily margin positions, margin calls, interest rates and interest charges incurred by Co-op on each day during the previous month with respect to all Forward Transactions.

(e) After the Commencement Date, Liberty shall have in place a sub-account under its account with a futures commission merchant or brokerage firm in which Co-op is authorized to and will hedge directly on behalf of Liberty the purchase contracts for corn to be resold to Liberty under this Agreement. Such hedges by Co-op shall be executed and structured pursuant to Liberty’s hedge strategies as will be communicated to Co-op from time to time. Liberty shall bear any expenses incurred in connection with acquiring and maintaining such hedges including paying all margin calls, carrying charges or related interest and commissions on and after the Commencement Date. At the end of each day, Co-op will fax to Liberty its listing of corn purchase contracts for the day and Liberty will issue Co-op corresponding purchase contracts for such contracted corn.

3.4 Contract Price. Liberty shall purchase and Co-op shall sell all corn to Liberty at the Contract Price. The Contract Price shall be the lesser of (i) the Market Price, or (ii) the price actually paid by Co-op to the Third-Party Supplier for such corn. .

3.5 Market Price. In determining the Market Price, Liberty will consult with Co-op regularly and use good faith efforts to determine the Market Price. Co-op shall propose to Liberty Market Prices for its Origination of corn. Liberty may accept the proposed Market Price, or, if it does not agree, determine and set another Market Price, in Liberty’s discretion, and advise Co-op thereof. The Market Price will be set with reference to factors that the grain industry commonly uses to establish the price of corn purchased from producers in the Trade Territory including: (i) transportation, (ii) the relevant Chicago Board of Trade futures, and (iii) basis (basis consisting of local supply and a survey of all reasonable available alternate markets for the corn such as the Columbus train market, the Toledo export market, the Canadian truck market, local feed manufacturing, ethanol plants and other end-users). In the event Co-op disputes that the Market Price set by Liberty accurately reflects the actual market price for corn Originated in the Trade Territory, Co-op must notify Liberty immediately of the disagreement, and specify the reason of such disagreement. Promptly following receipt of such notice, Liberty and Co-op shall attempt to resolve the dispute and agree on a Market Price. If the Parties do not agree, they shall promptly refer the matter to a mutually agreeable expert on local corn Origination pricing, whose decision shall be final and binding on the Parties.

3.6 Source. Co-op will Originate corn grown only within the Trade Territory unless otherwise agreed to in writing by the Parties.

3.7 Volume Guarantee. On October 1 of each year, commencing 2009, the Parties will calculate the Total Liberty Throughput for the previous twelve (12) months. In the event Co-op fails to sell or deliver corn to Liberty or store corn for Liberty during such period as a result of Force Majeure or a default by Co-op hereunder, the Guaranteed Volume will be reduced accordingly. If the Total Liberty Throughput for such period is less than the Guaranteed Volume, then Liberty will pay Co-op the Volume Guarantee Payment within thirty (30) days of the date the calculation is made. The Parties agree that any delay in determining the Volume Guarantee Payment because of a good faith dispute concerning the calculation thereof will not be a basis for a claim of breach or a delay or suspension of performance by either Party under this Agreement. The Volume Guarantee Payment shall be calculated using the following formula:

16¢ X (Guaranteed Volume – Total Liberty Throughput)

plus

((Total Storage Fees Accrued by Liberty For the Year / Total Liberty Throughput)/2)

X

(Guaranteed Volume – Total Liberty Throughput)

3.8 Separate Agreements. The Parties intend to enter into a separate agreement under which Liberty will purchase from Co-op approximately three million (3,000,000) bushels of corn grown during the 2007 corn growing season. The Parties also intend to enter into a separate agreement under which Co-op and/or Co-op Quality Feeds, Inc. will purchase from Liberty dried distiller grain products produced at the Plant. The terms and conditions of those agreements or performance thereunder, or, even if the Parties are unable to agree on any such agreements, are not contingent upon or related to the terms, conditions and performance of this Agreement.

3.9 Price Later Agreement Settlement. In order to provide more space for receiving new crop corn, Co-op may deliver corn to Liberty that Co-op has obtained from a producer pursuant to a price later agreement between Co-op and the producer. On the day on which Co-op ships the corn to Liberty, Liberty will pay Co-op for corn obtained in this manner the Market Price on that day. The Parties will true-up the settlement price to the Market Price paid by Liberty for the corn on the first invoice issued following the date on which Co-op settles the price with the producer under such price later agreement. The settlement price shall be the actual Market Price paid to the producer by Co-op upon sale of corn by the producer. If the settlement price paid by Co-op is higher than the Market Price paid by Liberty, the difference will be credited to Liberty, and if the settlement price paid by Co-op is less than the Market Price paid by Liberty, the difference will be added to the amounts owed by Liberty.

ARTICLE IV

CORN QUANTITIES AND DELIVERIES

4.1 Minimum Storage Available. The Parties intend that Co-op will provide all storage for corn Originated and sold to Liberty under this Agreement, but Liberty acknowledges and agrees that Co-op will continue to use the Elevators to Originate, handle, store, sell and ship other commodities to other purchasers throughout the Term, and that the Origination, handling and storage of corn under this Agreement will be done in such manner as to reasonably accommodate and not impinge upon such marketing of other commodities. In furtherance of this understanding, the Parties agree that Co-op may limit total storage space in the Elevators available to Liberty to no more than 5 million bushels at any one time as necessary to accommodate the handling and storage of other commodities.

4.2 Delivery Schedules. Liberty will take delivery of the corn at the Elevators at Pigeon, Akron, Elkton, or Ruth, as the case may be, and Liberty will be responsible for paying transportation costs therefrom. Co-op is responsible to load trains, trucks or other modes of transportation at Co-op’s expense. Liberty may cause all corn to be shipped from the Elevators as and when it determines, provided that Liberty agrees to allow Co-op to core Elevator bins and check the quality of the corn in accordance with the following: (i) each December Liberty will take delivery of at least 10% of its corn then in storage at an Elevator; and (ii) Liberty and Co-op will mutually agree on arrangements for deliveries to Liberty from April 1 through September 15 of each year of the amounts Co-op needs to ship from the Elevator to core the bins and check the quality of the corn. Prior to September 1 of each year, Liberty and Co-op will work together to determine what amounts of Liberty’s corn then in storage at the Elevators must be shipped to Liberty prior to September 15 of that year to provide Co-op sufficient storage capacity to receive deliveries of the upcoming harvest, with the Parties taking into account the quantity of corn Liberty will need to retain in storage to ensure it has adequate corn supplies in the following year and the quality of corn in storage. In the event Liberty and Co-op are not able to agree to a schedule of shipments to Liberty pursuant to this Section 4.1(a), Co-op’s judgment on the matter of clearing space for new crop harvest will prevail. In the event corn stored for Liberty threatens to go out of condition in an Elevator, Liberty agrees to cooperate with Co-op to take shipment of such corn as soon as practicable.

4.3 Title, Transportation and Risk of Loss. For all corn sold to Liberty pursuant to this Agreement, title will transfer from Co-op to Liberty immediately upon Liberty’s payment to Co-op for such corn. Co-op will have responsibility for the corn and assume the risk of loss with respect to all corn sold to Liberty and subsequently stored and handled by Co-op under this Agreement until such corn is actually delivered from the Elevator to Liberty’s carrier. Liberty will have responsibility for and assume the risk of loss with respect to all corn thereafter. Without limiting the generality of the foregoing, Co-Op agrees to indemnify Liberty and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title before title to the corn transfers to Liberty, and from all Claims from any and all persons arising from or out of claims of personal injury or property damage from said corn that accrue before the corn is delivered to Liberty’s carrier. Liberty agrees to indemnify Co-op and save it harmless from all Claims from any and all persons, arising from or out of claims of title after title to the corn transfers to Liberty, and from all Claims from any and all persons arising from or out of claims of, personal injury or property damage from said corn that accrue after the corn is delivered to Liberty’s carrier. Liberty shall be responsible for arranging and paying for the transportation of its corn from the Elevator. Co-op represents and warrants that at the time the title to corn transfers to Liberty such corn will be free and clear of all liens, security interests, encumbrances, and claims of any third party.

4.4 Maintain Corn Delivery. Subject to the limitations of sections 2 and 4.3 or interruption on account of Force Majeure, Co-op shall not be excused from its obligation to receive, store or deliver corn Originated and sold to Liberty hereunder during any maintenance, repair, or reconstruction of any Elevator. Co-op will take all reasonable steps to ensure that Co-op is able to continue to receive, store and deliver corn to Liberty during maintenance, repairs or reconstruction of an Elevator.

ARTICLE V

QUALITY

5.1 General Requirements. Co-op will, at Co-op’s expense, condition all corn Originated hereunder to meet the Quality Specification. The Parties understand and agree that it will be necessary to Originate, sell and store some substandard corn under this Agreement, in which case, no such substandard corn shall be Originated that would adversely affect the normal operation of the Elevators, or that would adversely affect the normal operation of Liberty’s Plant. Any substandard corn acceptable to both Co-op and Liberty shall be Originated and sold to Liberty in accordance with a quality and grade discount schedule agreed upon by the Parties that resembles such discount schedule prevailing in the Trade Area. Co-op will sell and ship corn to Liberty that: (i) meets the Quality Specification (or its adjusted equivalent in the case of acceptable substandard corn), (ii) is unadulterated, and (iii) is unrestricted from movement in interstate commerce within Environmental Protection Agency tolerances, standards of the U.S. Grain Standards Act, and applicable state law.

5.2 Remedy for Off-Specification Corn. By September 1 of each year, Liberty and Co-op will mutually agree on a schedule of discounts to be applied to Liberty’s account in the event Co-op Originates corn for resale to Liberty that does not meet the Quality Specification. In the event Co-Op delivers any corn to Liberty that does not meet the Quality Specification, Liberty will receive a credit to the fees paid to Co-Op pursuant to such discount schedule. In the event the Parties are unable to agree to a discount schedule by September 1 of any year, either Party may submit the matter to arbitration pursuant to Section 15.11.

ARTICLE VI

FEES

6.1 Storage Fee. Liberty will pay Co-op a Storage Fee equal to $0.025 per bushel per month for the storage of Liberty’s corn in the Elevators. The Storage Fee for any corn stored hereunder will begin to accrue upon Co-op’s payment to the Third-Party Supplier for such corn and, in the event the corn is stored for part of a month, the Storage Fee will be pro-rated on a daily basis.

6.2 Handling Fee. Liberty will pay Co-op a Handling Fee comprised of the Inbound Fee and the Outbound Fee. The Inbound Fee equals $0.06 per bushel for each bushel Originated for resale to Liberty and will be charged to Liberty following the transfer of title to such corn to Liberty. The Outbound Fee equals $0.10 per bushel for each bushel of corn delivered for shipment to Liberty and will be charged to Liberty following the actual shipment of the corn from an Elevator.

6.3 Fee Adjustment. Liberty and Co-op will meet every two (2) years during the Term to discuss any increases to the Storage Fee and/or Handling Fee that may be necessary to capture any increase in Co-op’s reasonable operating costs to receive, store and/or deliver corn to Liberty under this Agreement. In the event Liberty and Co-op are unable to agree on the appropriate price increase or whether any price increase is warranted, either Party may submit the issue to binding arbitration pursuant to Section 15.11.

6.4 Government Regulation. Co-op will be responsible for and indemnify and hold harmless Liberty from any related costs of compliance with any Government Regulation regarding the Origination, handling and storage of corn in the Elevators during the Term. “Government Regulation,” as used in this Agreement, means the Michigan Grain Dealers Act and all other local, Michigan and federal laws and regulations regarding receiving, handling and storage of corn, and operation of the Elevators, including any change to existing or subsequently enacted Government Regulation, after the date hereof. The Parties shall use all commercially reasonable efforts to minimize or eliminate any costs resulting from compliance with Government Regulation.

ARTICLE VII

BILLING AND PAYMENT

7.1 Co-op Invoices. Co-op will deliver separate invoices to Liberty for Storage Fees and Handling Fees. Invoices for Storage Fees and Handling Fees will be issued to Liberty no more frequently than once per month. Upon payment by Co-op to any Third Party Sellers for corn purchased for sale to Liberty, Co-op may invoice Liberty for the Contract Price for such corn. In this connection, Co-op will send Liberty an invoice no more frequently than once per week, which invoice shall contain all necessary detail for all transactions being invoiced thereby.

7.2 Liberty Invoices. In the event amounts are payable to Liberty hereunder, and such amounts have not been credited to Liberty in an invoice submitted by Co-op, Liberty may prepare and deliver an invoice to Co-op. All invoices submitted by Liberty shall include reasonable and appropriate documentation, explanation and detail supporting the amount invoiced.

7.3 Payments. All amounts payable by a Party hereunder shall be due and remitted to the payee on or before the fifth (5th) Business Day after receipt by such Party of an invoice therefor; provided that if any payment is due on a day that is not a Business Day, such payment shall be due on the first (1st) Business Day following such day. Payments owed to a Party shall be paid by wire transfer to the bank and account designated by such Party in the invoice. If any payment is not remitted and received in full on the Due Date, the overdue amount shall bear interest at the Default Interest Rate from the Due Date until such overdue amount and interest is paid in full. Any payment made by a Party after the Due Date shall include such interest. All amounts credited by Co-op to Liberty hereunder shall be applied against amounts payable by Liberty hereunder as they become due, and such credit shall constitute payment by Liberty of such amounts due. In the event an amount credited to Liberty is not fully applied against amounts payable by Liberty by the end of the Term, Co-op shall promptly pay the balance of such credit to Liberty.

7.4 Disputes. In the event a Party disputes all or a portion of an invoice submitted by the other Party, the invoiced amount shall be paid in accordance with the provisions set forth above and the disputed amount shall be resolved as provided herein. Upon resolution of the dispute, any amounts owed shall be reflected in the next invoice submitted hereunder or shall otherwise be refunded or paid as agreed to by the Parties and shall include interest at the Default Interest Rate from the Due Date until the date the payment is made.

ARTICLE VIII

SAMPLING AND ANALYSIS

Quality testing will be conducted by Liberty at any time in the course of delivery of corn for shipment or shipment of corn from an Elevator selected by Liberty in its sole discretion. All testing shall be done in accordance with industry standards, the United States Grain Standards Act and applicable Michigan law, using approved and properly calibrated and trained grain grading equipment and personnel. In the event a dispute arises between the Parties with respect to the quality of corn delivered to Liberty, either Party may refer the dispute to the Michigan Grain Inspection Service or its successor for testing, the cost of which will be divided equally between the Parties, and the Parties will be bound by the testing results thereof. In the event the Michigan Grain Inspection Service shall cease to exist, either Party may refer the dispute to such other official inspection personnel licensed or authorized by the Secretary of Agriculture pursuant to the Grain Standards Act as agreed by the Parties.

ARTICLE IX

FORCE MAJEURE

9.1 Performance Excused by Force Majeure. If a Party is unable to or delayed in performance under this Agreement (other than the obligation of such Party to pay or expend money as, or in connection with, the performance of this Agreement) due to Force Majeure (such Party, the “Claiming Party”), then such performance by the Claiming Party will be suspended to the extent necessary for the duration of the Force Majeure; provided that the Claiming Party diligently and in good faith eliminates or mitigates the effect of such Force Majeure or otherwise remedies its inability to perform, insofar as commercially possible, in a prompt and economically feasible manner. The Claiming Party will give written notice of the nature and probable duration of such Force Majeure to the other Party as promptly and to the extent practicable, but in no event later than 2 days after the Claiming Party becomes aware of such Force Majeure. The Claiming Party shall thereafter provide the other Party with supplemental updates to reflect any change in information given to the other Party. The Claiming Party shall give notice to the other Party as soon as practicable after becoming aware of (a) the cessation of the Force Majeure and (b) the cessation of the effects of such Force Majeure on the Claiming Party’s performance. The Claiming Party will keep records thereof for the purpose of allowing the other Party to verify and substantiate the Force Majeure, if so requested by the other Party. Neither Party will be required by this Section 9.1 to settle differences with employees, union or governmental claims by acceding to any demands, when in the discretion of the Party whose performance is interfered with, it would not be advisable to accede to such demands.

9.2 Other Party’s Performance Excused. The performance by the Party not claiming the Force Majeure shall be suspended to the extent such Party is unable to perform as a result of the Claiming Party’s suspension of performance pursuant to Section 9.1; provided that such suspension of performance shall be of no greater scope and of no longer duration than is required by any suspension of performance by the Claiming Party pursuant to Section 9.1.

9.3 Long Term Force Majeure. In the event a Party determines that there is not a reasonable likelihood that a Force Majeure affecting either Party’s performance hereunder can be corrected or eliminated at a reasonable expense within one hundred twenty (120) days (a “Long Term Force Majeure”), such Party shall give written notice thereof to the other Party and shall thereafter be entitled to the remedies specified in Section 11.1.

ARTICLE X

RECORDS, AUDITS AND EXAMINATIONS

10.1 Records, Audits and Examinations. Co-op and Liberty shall each maintain their respective books and records of account in accordance with generally accepted accounting principles as applied on a consistent basis with prior periods. Upon either Party’s request, the other Party will make said books and records of account and such other records and data available for audit and/or examination, but only to the extent reasonably necessary to verify the accuracy of any statement, invoice, or calculation provided by the Party hereunder and/or to the extent reasonably necessary to verify the terms of any sales of corn or other acts or omissions by the Party under this Agreement. Each Party shall cooperate with any such audit or examination. Each Party shall keep such records, at a minimum, for a period of four (4) years after the end of the fiscal year for which such records pertain.

10.2 Legal and Financial Status of Parties. As requested by either Party, the other Party shall furnish (a) copies of its Articles of Incorporation and Bylaws or Certificate of Organization and Operating Agreement; (b) a certificate of good standing from the secretary of state or other appropriate official of the jurisdiction of organization of the Party to the effect that it is in good standing in such jurisdiction; (c) a certificate from the secretary of state or other appropriate official in each state in which the Party is qualified to do business to the effect that it is in good standing in such state; and (d) a copy of its most recent annual report and audited financial statements and a copy of its quarterly financial statements with a certification from the Party’s chief executive or chief financial officer that the financial statements present fairly the condition of the Party as of the date of the financial statements.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated as follows:

(a) Either Party shall have the right to terminate this Agreement, upon not less than thirty (30) days prior written notice to the other Party, if the Parties are unable to implement commercially practicable steps to acceptably mitigate or eliminate a Long Term Force Majeure within six (6) months after a Party gives notice of such Long Term Force Majeure to the other Party pursuant to Section 9.3.

(b) Upon the occurrence and during the continuance of an Event of Default, the Party other than the Defaulting Party (the “Non-Defaulting Party”) may terminate this Agreement by giving the Defaulting Party written notice thereof specifying the effective date of such termination, which date shall be no earlier than the date on which such notice is received by the Defaulting Party and no more than ninety (90) days after the date on which such notice is received by the Defaulting Party.

(c) Either Co-op or Liberty may terminate this Agreement if Liberty fails to:

(i) complete on or before October 1, 2007, with at least 80% subscription, the private placement offering and public offering of its securities that are described and referred to in that certain Private Placement Memorandum, dated August 2, 2006; or

(ii) commence production of ethanol at the Plant by December 31, 2008.

If this Agreement is terminated pursuant to this subsection (c), the Term shall be cancelled and the Agreement deemed void ab initio.

(d) If this Agreement is not terminated earlier, it shall terminate on the Scheduled Expiration Date.

11.2 Events of Default. The occurrence and continuation of any one or more of the following with respect to a Party (the “Defaulting Party”) shall constitute an Event of Default by such Party hereunder (each, an “Event of Default”):

(a) any breach or default of any material representation or warranty contained herein or any material obligation, covenant or agreement hereunder, and (i) such breach or default is not cured within sixty (60) days (five (5) Business Days, in the case of a nonpayment default) after notice thereof from the Non-Defaulting Party, or (ii) if such breach or default is not capable of being cured within such sixty (60) day period, the failure to diligently and promptly commence in good faith to cure such breach or default within such sixty (60) day period;

(b) such Party (i) commences any Insolvency Proceedings with respect to itself or (ii) makes a general assignment for the benefit of its creditors, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due or takes any action to effectuate or authorize any of the foregoing action;

(c) any involuntary Insolvency Proceeding is commenced or filed against such Party and such proceeding is not dismissed within ninety (90) days, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against all or a substantial part of such Party’s assets and such process is not dismissed, discharged, stayed or restrained within ninety (90) days, (ii) such Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding, or (iii) such Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent thereof), or other similar Person for itself or a substantial portion of its assets or business; and

(d) if a Party fails to provide performance assurance within a reasonable period of time following receipt of notice requesting performance assurance pursuant to Section 12.4.

11.3 Effect of Termination.

(a) In the event of a termination under Section 11.1(a), this Agreement shall terminate on the effective date specified in the termination notice, and neither Party shall have any liability with respect thereto, and each Party hereby waives, releases and discharges the other Party from any and all liability and claims related thereto.

(b) In the event of a termination under Section 11.1(b), this Agreement shall terminate on the effective date specified in the termination notice. In the event of such termination, the Non-Defaulting Party shall have all rights and remedies available to it at law or in equity.

(c) Upon termination of this Agreement pursuant to Section 11.1 (a), (b) or (d), the rights and obligations of the Parties hereunder shall terminate, except for (i) rights and obligations accrued as of the termination, (ii) rights and obligations arising out of events occurring prior to the termination, all other rights and obligations of the Parties which by their terms, nature or by implication are intended to survive termination.

ARTICLE XII

REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

12.1 Representations and Warranties. On the Effective Date and continuing throughout the Term, each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) it has all regulatory authorizations necessary for it to legally conduct its business and perform its obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms, covenants, and conditions in its governing documents, any contracts, or loan agreements to which it is a party or any law, rule, regulation, order or the like applicable to it; (iv) this Agreement and each other document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms, subject to any equitable defenses; (v) it is solvent and is not subject to Insolvency Proceedings and there are no Insolvency Proceedings pending or being contemplated by it or, to its knowledge, threatened against it; (vi) there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement; (vii) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; (viii) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement; and (viii) each Party is an independent contractor and neither Party is an agent, partner, affiliate, joint venturer, guarantor, surety, alter ego, or representative of the other.

12.2 Permits and Laws. Co-op shall timely obtain and maintain all Applicable Permits necessary for it to own and operate the Elevators and perform its obligations hereunder. Liberty shall timely obtain and maintain all Applicable Permits necessary for it to own and operate the Plant and perform its obligations hereunder, including those necessary for issuing price later agreements. Each Party shall perform its obligations hereunder in compliance with all Applicable Laws.

12.3 Insurance. The following provisions shall control as to insurance.

(a) As of the Effective Date and during the pendency of the Term, at Co-op’s expense, Co-op will obtain insurance for: (i) the Elevators and all related facilities and equipment, and (ii) general liability protection including liability for any injury to any person or property resulting from Elevator operations, including but not limited to the following insurance coverage in at least the following amounts:

(x) Employer’s Liability coverage with a minimum limit of $500,000 for bodily injury by accident or disease.

(y) Commercial General Liability coverage (including products and completed operations, broad form contractual, personal injury liability and broad form property damage) with minimum limits of one million dollars ($1,000,000) per occurrence for bodily injury/property damage and one million dollars ($1,000,000) for personal injury and products/completed operations.

(z) Excess or Umbrella Liability coverage with a minimum limit of two million dollars ($2,000,000) coverage in excess of the coverage as set forth in items (x) and (y) above.

(b) As of the Commencement Date and during the pendency of the Term, at Liberty’s expense, Liberty will obtain insurance for: (i) the Plant and all related facilities and equipment, and (ii) general liability protection including liability for any injury to any person or property, including but not limited to the following insurance coverage in at least the following amounts:

(x) Employer’s Liability coverage with a minimum limit of $500,000 for bodily injury by accident or disease.

(y) Commercial General Liability coverage (including products and completed operations, broad form contractual, personal injury liability and broad form property damage) with minimum limits of one million dollars ($1,000,000) per occurrence for bodily injury/property damage and one million dollars ($1,000,000) for personal injury and products/completed operations.

(z) Excess or Umbrella Liability coverage with a minimum limit of two million dollars ($2,000,000) coverage in excess of the coverage as set forth in items (x) and (y) above

(c) As of the Commencement Date and during the pendencey of the Term, at Co-Op’s expense Co-Op will also obtain for corn owned by Liberty stored in the Elevator Casualty and property coverage of 100% of the market value of corn owned by Liberty stored in an Elevator. Liberty shall be named as a loss payee on all such policies referenced in this subsection (c), as its interests shall appear.

(d) The foregoing coverages shall be maintained with insurers which have an A.M. Best rating of A- or better and /or an equivalent rating from a recognized insurance company rating agency. Each Party shall promptly provide certificates of insurance from its carriers evidencing that the coverages required under this Agreement are maintained and in force. In addition, each Party and their respective insurance company with whom coverage is maintained will give notice to the other Party of cancellation, renewal, non-renewal, or any material change of coverage terms and conditions no later than five (5) Business Days after such change in coverage is made.

12.4 Adequate Assurance. If: (i) either Party (such Party, the “Demanding Party”) has reasonable grounds to believe that changes in circumstances have caused the other Party’s ability to continue to perform under this Agreement, including the ability to make payment or deliver corn hereunder, to become reasonably uncertain; or (ii) Liberty fails to reasonably demonstrate to Co-op as of the Commencement Date that it is sufficiently solvent and financially responsible to undertake its purchase and payment obligations under this Agreement (in which case Co-op will be the Demanding Party), then the Demanding Party may request performance assurance in a commercially reasonable form and manner to address such uncertainty. Upon receipt of such notice the other Party will have a commercially reasonable period of time to provide such performance assurance to the Demanding Party. If a Party fails to provide such performance assurance within a reasonable period of time following receipt of notice, then an Event of Default may be declared with respect to such Party. All disputes with respect to this Section shall be resolved by arbitration pursuant to Section 15.11 and: (x) with respect to a demand for adequate assurances pursuant to clause (i) above, performance hereunder shall not be suspended until the final result therefrom is received; and (y) with respect to a demand for adequate assurance pursuant to clause (ii) above, Co-op may suspend performance hereunder until the final result therefrom is received or Liberty delivers the requested adequate assurance..

12.5 Co-op Right of Suspension. Notwithstanding anything to the contrary contained herein, in the event Liberty fails to pay any amount owing under this Agreement when due, and such amount is not subject to a good faith dispute by Liberty, Co-op may suspend delivery of the Suspension Volumes to Liberty until Liberty has paid Co-op all amounts that are due and owing at the time, and Liberty hereby grants to Co-op a first and purchase money lien on the Suspension Volumes. Storage Fees will accrue with respect to the Suspension Volumes, and Liberty will be responsible for paying such Storage Fees, during the pendency of the suspension.

12.6 Agricultural Cooperative. Co-op represents it is an agricultural (farmer) cooperative as generally described and referred to in applicable Michigan and federal law, and, in particular, as described in the Capper-Volstead Act (7 USC 291 and 292) and similar provisions of Michigan law, and that the transactions contemplated in this Agreement shall, to the extent reasonably possible, be organized and conducted in such manner as to allow Co-op to avail itself of tax qualifications under Subchapter T of the Internal Revenue Code with respect to the origination and sale of corn pursuant to this Agreement, and all exemptions and privileges provided to agricultural cooperatives under state and federal law.

12.7 Disclosure of Material Agreements. During the Term, each Party shall provide evidence, in form and substance reasonably satisfactory to the other Party, of all contracts, leases, agreements and permits to which the Party is bound and which are material to the Party’s performance and obligations hereunder.

ARTICLE XIII

TAXES AND ASSESSMENTS

Co-op will pay, be responsible for, and indemnify Liberty for any taxes that may be assessed on the corn or the transfer thereof prior to sale of the corn to Liberty. Liberty will pay, be responsible for and indemnify Co-op for any taxes that may be assessed on the corn or its use or transfer after purchase of the corn by Liberty. Co-op will be responsible to collect and remit any applicable checkoffs and state-mandated program fees or amounts for a statutory depositors indemnity fund applicable to the Origination of corn prior to its sale to Liberty.

ARTICLE XIV

RESTRICTIONS ON TRANSFER

14.1 No Assignment Without Consent. Except as expressly permitted in this Agreement, neither Party shall assign this Agreement or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

14.2 Permitted Transfer. This Agreement and a Party’s rights and obligations hereunder may be transferred pursuant to a merger, consolidation or other business combination without the consent of the other Party where (i) such successor succeeds to all or substantially all of the assets of the transferor and expressly assumes the transferor’s obligations hereunder, and (ii) such transfer does not materially and adversely affect the ability of such successor to perform its obligations under this Agreement.

ARTICLE XV

MISCELLANEOUS

15.1 Notices. Whenever this Agreement requires or permits any consent, approval, notice, request, statement or demand from one Party to another, the consent, approval, notice, request, statement or demand must be in writing to be effective and shall be deemed to be delivered and received when actually received by the Party to whom notice is sent, provided, however, if delivered by facsimile, it shall be deemed to be delivered on the day transmitted if such day is a Business Day and delivery thereof is confirmed to have occurred prior to 5:00 p.m. in the Eastern Time Zone of the United States, otherwise it shall be deemed delivered and received on the next Business Day.

IF TO LIBERTY, ADDRESSED TO:

IF TO CO-OP, ADDRESSED TO:

Routine notices not expressly identified herein involving day to day operations pursuant to this Agreement may be given orally by a Party to an authorized representative of the other Party.

15.2 Confidentiality. The terms and conditions set forth in this Agreement are considered by both Liberty and Co-op to be confidential (the “Confidential Information”) and, except as otherwise provided herein, neither Party will disclose any such Confidential Information to a third party without the written consent of the other Party, which consent will not be unreasonably withheld or delayed. Each Party shall be entitled to disclose Confidential Information to its and its Affiliates’ employees, lenders, potential lenders, counsel, accountants, consultants, contractors or agents who have a need to know such Confidential Information or are involved in the performance and/or administration of this Agreement. Each such Person receiving Confidential Information shall have the same obligations with respect to such Confidential Information as the Parties hereunder, and the Party shall so instruct each such Person receiving Confidential Information and shall use all reasonable efforts to prevent and prosecute unauthorized use or disclosure of Confidential Information by such Persons. Furthermore, either Party may disclose any such Confidential Information as may be necessary to comply with any Applicable Law, order, regulation, or exchange rule, or to assert a claim or defense in judicial or administrative proceedings involving the Parties hereto; provided that each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit the disclosure. Each Party shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation, including injunctive relief; provided however, that all monetary damages shall be limited to direct actual damages. A breach of this Section shall not give rise to a right to terminate this Agreement. The foregoing not withstanding, it is agreed that Liberty may reference this agreement and its terms in any private placement memorandum or public offering document, and may file it with the Securities and Exchange Commission or state securities regulation agencies, if necessary. Also, this Agreement may be disclosed to any Person in connection with a proposed financing.

15.3 Entirety. This Agreement constitutes the entire agreement between the Parties regarding the subject hereof. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those expressly referred to herein. It is further agreed that no amendment, modification or change of any of this Agreement shall be enforceable, except as specifically provided for herein, unless reduced to writing and executed by the Parties.

15.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE. THE LAWS OF THE STATE OF MICHIGAN SHALL GOVERN ANY DISPUTE, CONTROVERSY, OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE EXISTENCE, VALIDITY, PERFORMANCE, BREACH, OR TERMINATION THEREOF.

15.5 Waiver. No delay, failure or refusal on the part of a Party to exercise or enforce any right under this Agreement shall impair such right or be construed as a waiver of such right or any obligation of the other Party, nor shall any single or partial exercise of any right hereunder preclude other or further exercise of any right. The failure of a Party to give notice to the other Party of a breach of this Agreement shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

15.6 Savings and Severability. If any provision of this Agreement conflicts with Applicable Laws, or is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such conflicting, illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the conflicting, illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such conflicting, illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such conflicting, illegal, invalid or unenforceable provision as may be possible that conforms to Applicable Laws and is legal, valid and enforceable.

15.7 No Third Party Beneficiary. Nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any third party. No third party shall have any rights or interest, direct or indirect, in this Agreement. This Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement.

15.8 Setoff Rights. Without limiting a Party’s other rights and remedies hereunder, a Party may from time to time set off any and all undisputed amounts that are due and owing by the other Party to such Party under this Agreement against any or all undisputed amounts that are due and owing by such Party to the other Party.

15.9 Remedies Not Exclusive. Except as otherwise expressly set forth herein, the rights and remedies set forth herein are not the exclusive rights and remedies of the Parties, and each Party shall have all rights and remedies available to it at law and in equity. Except as otherwise expressly set forth herein, all rights and remedies of the Parties shall be cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

15.10 Financing Parties. The Parties acknowledge that the development of the Plant is to be funded in part by loans from third-party lenders that are not parties to this Agreement (“Financing Parties”). In the event the Financing Parties request any changes to this Agreement, the Parties agree to negotiate in good faith to accommodate the Financing Parties’ requests.

15.11 Dispute Resolution. The Parties agree to attempt in good faith to resolve every dispute or controversy that may arise out of or relate to this Agreement by disclosure, discussion and agreement. If the Parties fail to so agree, the dispute will be resolved as follows:

a. For all disputes where this Agreement expressly provides for arbitration, the exclusive remedy shall be to submit the matter to final and binding arbitration conducted in accordance with the Trade Rules and Rules of Arbitration of the National Grain and Feed Association.

b. For all disputes arising under Section 3.5, the matter shall be resolved exclusively in the manner therein set forth, and no party may elect litigation. In the absence of an agreement by the Parties to a mutually agreed expert as provided in Section 3.5, then the matter shall be submitted to final and binding arbitration conducted in accordance with the Trade Rules and Rules of Arbitration of the National Grain and Feed Association.

c. For all other disputes, the parties will litigate any such dispute to a court without a jury unless the Parties mutually agree in writing to arbitrate such dispute.

15.12 Seller Relationships. Both Parties agree to use good faith efforts to develop and maintain strong relationships and effective communication between Co-op and Third-Party Sellers.

15.13 Interpretation. Unless the context of this Agreement otherwise requires:

(a) the headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret this Agreement;

(b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words;

(c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit or any other subdivision of this Agreement;

(d) references to “Article,” “Section” or “Exhibit” are to this Agreement unless specified otherwise;

(e) reference to “Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(f) reference to any document or instrument required to be “in writing”, “written” or similar words shall mean a written document signed by the Party sought to be bound thereby;

(g) reference to any Person shall be construed as a reference to such Person’s successors and permitted assigns;

(h) no understandings, agreements or trade customs not expressly stated in or required to be applied in accordance with the terms of this Agreement will be binding on the Parties in the interpretation or performance hereof; and

(i) as this Agreement is a mutually negotiated agreement, no Party shall be deemed the drafter hereof but rather both Parties are considered joint drafters.

15.14 Counterparts. The Parties may execute this Agreement in separate counterparts, each of which when so executed shall be an original and all of which shall constitute but one and the same document. Without limiting the manner in which this Agreement may be executed and delivered, a Party shall be considered to have fully executed and delivered this Agreement by executing a counterpart of this Agreement and sending the execution page by facsimile to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

LIBERTY RENEWABLE FUELS, LLC

By:	/s/ David Skjaerlund	President
Title

10/27/06 Date

COOPERATIVE ELEVATOR CO.

By:	/s/ Patricia Anderson	President & CEO
Title

10/27/06 Date